Exhibit T3A.41.1

CERTIFICATE OF AMENDMENT
OF
CERTIFICATE OF INCORPORATION
     C.I.T. Financial Services, Inc. of Delaware, No. 4, a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, DOES HEREBY CERTIFY:
     FIRST: That the Board of Directors of said corporation, at a meeting duly held, adopted a resolution proposing and declaring advisable the following amendment to the Certificate of Incorporation of said corporation:
RESOLVED, that the Certificate of Incorporation of C.I.T. Financial Services, Inc. of Delaware, No. 4 be amended by changing the First Article thereof so that, as amended said Article shall read as follows:
“The name of the corporation is The CIT Group/Capital Financing, Inc.”
     SECOND: That in lieu of a meeting and vote of stockholders, the stockholders have given unanimous written consent to said amendment in accordance with the provisions of Section 228 of the General Corporation Law of the State of Delaware.
     THIRD: That the aforesaid amendment was duly adopted in accordance with the applicable provisions of Sections 242 and 228 of the General Corporation Law of the State of Delaware.
     FOURTH: This Certificate of Amendment of the Certificate of Incorporation shall be effective on May 1, 1986.
     IN WITNESS WHEREOF, said C.I.T. Financial Services, Inc. of Delaware, No. 4 has caused this Certificate to be signed by Paul S. Wannemacher, its Vice President and attested by Edwin B. Brown, its Secretary this 17th day of April, 1986.

C.I.T. FINANCIAL SERVICES, INC. OF DELAWARE, NO. 4

By	/s/ Paul S. Wannemacher

Paul S. Wannemacher
Vice President

ATTEST:

By	/s/ Edwin B. Brown
Edwin B. Brown
Secretary

RECEIVED FOR RECORD

APR 30 1986

LEO J. DUGAN, Jr., Recorder